P R E S S  R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
210/657-1500

ANALYTICAL SURVEYS, INC. ENTERS INTO DEFINITIVE MERGER AGREEMENT WITH ECOWOOD, INC.

SAN ANTONIO and LAKE DALLAS, Texas - March 19, 2007 _ Analytical Surveys, Inc. (ASI) (Nasdaq Capital Market: ANLT), and Ecowood, Inc., (collectively, “the Companies”) today announced that the Companies have entered into a definitive merger agreement, under which the Companies will be combined in a tax-free, all stock merger to form an environmentally friendly, diversified natural resource company. The Companies announced they had signed a letter of intent to merge on March 13, 2007.

According to terms of the merger agreement, ASI will issue 31 million shares of common stock to the shareholders of Ecowood and its subsidiaries. The transaction is subject to approval by ASI shareholders, the satisfaction of customary closing conditions and regulatory review, and approvals from NASDAQ and the Securities and Exchange Commission, among others. Pending all approvals, the transaction may be completed by the second or third calendar quarter of 2007. ASI expects to file a proxy statement related to the merger on Form S-4 within the next 60 to 90 days.

The new combined company will focus on Ecowood’s core business of hardwood log recovery from the Amazon River system. In addition to cleansing the river system and relieving pressure on the living rainforest, the recovery process provides high-quality, commercial hardwood logs used in the production of furniture, hardwood floors and other wood-based products. There are an estimated 61.4 billion cubic meters of recoverable logs from the navigable river ways. The combined company will continue to operate the ASI Energy business, which is focused on the discovery of oil and natural gas resources, as a wholly owned subsidiary.

Ecowood will contribute assets that include property, customer contracts, and exclusive licenses and permits to salvage logs from several of the major rivers in Northern Brazil, principally the Amazon River. In addition, Ecowood will receive carbon credits for each log it recovers, introducing a secondary source of revenue to the sale of the recovered wood. The new company will also benefit from an existing financing package that provides access to more than $200 million for future investment and working capital.

Michael Alexander, chief executive officer of Ecowood, will become the CEO of the combined company and David Perley, chief operating officer of Ecowood, will remain in that position. Lori Jones, ASI’s CEO and former chief financial officer, will assume the position of CFO of the combined company.

“The management teams from both companies have been working very hard to conduct the due diligence process and move this transaction forward,” Alexander and Jones said in a joint statement. “As a combined company, we believe we can accelerate our progress toward full-scale recovery and production operations in Brazil. We are very encouraged by the opportunities this transaction represents to ASI, Ecowood and our respective shareholders.”

Analytical Surveys, Inc., is a San Antonio-based oil and gas company focused on participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. ASI is headquartered in San Antonio, Texas. For more information, please visit www.asienergy.com.

Ecowood, Inc. was formed in February 2007 to salvage lost logs on several of the major rivers in Northern Brazil, principally the Amazon River. Over the past 300 years, a great number of logs have been lost on the way to sawmills. New technology and modern equipment now make it practical and profitable to salvage the estimated 61.4 billion cubic meters of recoverable logs from the navigable river ways. For more information, please visit www.soggylogs.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.